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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                            CONTACT:  Investor Relations
March 25, 2004                                   PHONE:  989-725-8354



             SPORTS RESORTS INTERNATIONAL, INC. REPORTS 2003 RESULTS

OWOSSO, Mich. -- Sports Resorts International, Inc. (the "Company") (Nasdaq:
SPRI) today reported its 2003 results.

For the year ending December 31, 2003, Sports Resorts recorded revenue of $22,462,000 as compared to 2002 revenue of $19,370,000. For the year ending 2003, the Company reported net income of $1,189,000 or $.02 per share which includes an income tax benefit of $1,408,000. In 2002, the Company reported a net loss of $263,000 or $(.01) per share which includes an income tax benefit of $1,042,000 and the write-down of impaired goodwill of $1,131,000.

The Company's 2003 Annual Report on Form 10-K has been filed with the U. S. Securities and Exchange Commission and is available from the Company upon request.

Currently, the Company through its wholly-owned subsidiaries, manufacturers and markets high-quality drop-in bedliners and other truck accessories for the original equipment manufacturers and automotive aftermarket business and owns and operates a multi-purpose motor sports facility located near Brainerd, Minn.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations at 989-725-8354 or visit our Web site at: www.sportsresortsinternational.com.

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